Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use (directly or through incorporation by reference) of our report dated March 4, 2013, with respect to the financial statements and schedules of SGRP Meridian (Pty), Ltd., included by SPAR Group, Inc., its ultimate majority shareholder, in the consolidated financial statements and schedules of SPAR Group, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2012 (as filed with the Securities and Exchange Commission on April 2, 2013), in the Registration Statement (on Form S-8) pertaining to the SPAR Group, Inc. 401(k) Profit Sharing Plan, in the Annual Report on Form 11-K of SPAR Group, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2012 (if and to the extent applicable), and in each related prospectus or summary plan description or supplement thereto.

/s/ BDO South Africa Inc.

Umhlanga, South Africa

June 5, 2013